Exhibit (a)(5)

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO OR FROM

AUSTRALIA, CANADA OR JAPAN

30 May 2007

Scottish Power plc

Repurchase Offer for B Shares

Further to the announcement made on 3 May 2007 in relation to the repurchase offer (the “Second Repurchase Offer”) to be made by Morgan Stanley Securities Limited (“Morgan Stanley”) on behalf of Scottish Power plc (“ScottishPower”) for ScottishPower’s non-cumulative preference shares (“B Shares”), ScottishPower announces that valid elections to accept the Second Repurchase Offer were received in relation to 5,315,091 B Shares (41 per cent. of the issued B Shares).

Morgan Stanley, acting as agent for ScottishPower, hereby makes the Second Repurchase Offer to purchase the 5,315,091 B Shares in respect of which valid elections to accept the Second Repurchase Offer have been received in an on-market transaction on the terms set out in the letter to holders of B Shares dated 3 May 2007. The offer is to purchase B Shares for £3.60 each, free of all dealing expenses and commissions. Those B Shares purchased pursuant to the Second Repurchase Offer will be cancelled.

Cheques and sales advice in respect of B Shares purchased under the Second Repurchase Offer are expected to be dispatched on or about 5 June 2007 and assured payments made through CREST on 5 June 2007.

Any queries in relation to the Second Repurchase Offer should be directed to Lloyds TSB Registrars on 0870 600 3999.

Enquiries:

ScottishPower

Investors

Peter Durman	+44 141 636 4527

Media

Colin McSeveny	+44 141 636 4515

Morgan Stanley

Jon Bathard-Smith	+44 20 7425 8000

Morgan Stanley is acting for ScottishPower in relation to the Second Repurchase Offer described in this announcement and no one else, and will not be responsible to any other person for providing the protections afforded to clients of Morgan Stanley or for advising any other person in relation to the Second Repurchase Offer.

The Second Repurchase Offer is not being made, directly or indirectly, in or into Canada, Australia or Japan, and the Second Repurchase Offer cannot be accepted from within Canada, Australia or Japan.